EXHIBIT 3.1

EIGHTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF SUTRO BIOPHARMA, INC.

Sutro Biopharma, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A.    The name of the corporation is Sutro Biopharma, Inc. The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on April 21, 2003 under the name Fundamental Applied Biology, Inc.

B.    This Eighth Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the Board of Directors and the stockholders of the corporation.

C.    Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Eighth Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Seventh Amended and Restated Certificate of Incorporation of this corporation.

D.    The text of the Seventh Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I.

The name of the corporation is Sutro Biopharma, Inc. (the “Company”).

ARTICLE II.

The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

Effective immediately upon the filing of this Eighth Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) with the Secretary of State of Delaware (the “Effective Time”), each share of the Series E Preferred Stock of the Company (the “Series E Preferred Stock”) issued and outstanding immediately prior to the Effective Time will be reclassified as and changed into 1.1940912491 shares of Series E Preferred Stock. This reclassification of the shares of Series E Preferred Stock issued and outstanding prior to the

Effective Time (collectively, “Old Stock”) shall be referred to collectively as the “Stock Split.” The Stock Split shall occur without any further action on the part of the Company or the holders of Series E Preferred Stock issued and outstanding following the Effective Time (collectively, “New Stock”) and whether or not certificates representing such holders’ shares prior to the Stock Split are surrendered for cancellation. All certificates dated as of a date prior to the Effective Time representing outstanding shares of Old Stock shall, after the Effective Time, represent the same number of shares of New Stock as is reflected on the face of such certificates, multiplied by 1.1940912491 with respect to shares of Series E Preferred Stock, rounded down to the nearest whole number. The Company shall not be obliged to issue new certificates evidencing the shares of New Stock outstanding as a result of the Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Stock Split are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. No fractional interest in a share of New Stock shall be deliverable upon the Stock Split. All references to “Series E Preferred Stock” in this Certificate of Incorporation shall be to the New Stock. No further adjustment of any Conversion Price, preference, price or right set forth in this Certificate of Incorporation shall be made as a result of the Stock Split, as all share amounts, amounts per share and per share numbers set forth below in this Certificate of Incorporation have been appropriately adjusted to reflect the Stock Split.

The Company is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock,” respectively. The total number of shares which the Company is authorized to issue is 1,316,070,991 shares, $0.001 par value. The number of shares of Common Stock which the Company is authorized to issue is 818,000,000 shares, and the number of shares of Preferred Stock which the Company is authorized to issue is 498,070,991 shares, of which 3,503,692 shares shall be designated “Series A Preferred,” 24,515,966 shares shall be designated “Series B Preferred,” 78,582,049 shares shall be designated “Series C Preferred,” 8,338,892 shares shall be designated “Series C-2 Preferred,” 43,362,233 shares shall be designated “Series D Preferred,” 18,779,561 shares shall be designated “Series D-2 Preferred” and 320,988,598 shares shall be designated “Series E Preferred.” The Series A Preferred, Series B Preferred, Series C Preferred, Series C-2 Preferred, Series D Preferred and Series D-2 Preferred are hereinafter referred to collectively as the “Junior Preferred.”

ARTICLE V.

The relative rights, preferences, privileges, and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

1.    Dividends.

(a)    The holders of Series E Preferred shall be entitled to receive, when, as and if declared by the Board of Directors, dividends out of funds legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Company) on the Common Stock of the Company or on the Junior Preferred, at the per annum rate of $0.0214 per share of

Series E Preferred (as adjusted for stock splits, stock dividends or distributions, recapitalizations, and similar events). Such dividends shall not be cumulative, and no right to such dividends shall accrue to holders of the Series E Preferred unless declared by the Board of Directors. Any declared dividends by the Board of Directors shall be declared and calculated based on the original issuance date of each share of Series E Preferred and the per annum dividend rate for such share of Preferred Stock set forth in the prior sentence. No dividends or other distributions shall be made with respect to the Common Stock or the Junior Preferred, other than dividends payable solely in Common Stock, unless at the same time an equivalent dividend with respect to the Series E Preferred has been paid or set apart for payment.

(b)    The holders of the Junior Preferred shall be entitled to receive, when, as and if declared by the Board of Directors, dividends out of funds legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Company) on the Common Stock of the Company (but subject to the senior dividend preference of the Series E Preferred), at the per annum rate of $0.0472 per share of Series A Preferred, $0.07056 per share of Series B Preferred, $0.03838 per share of Series C Preferred, $0.048 per share of Series C-2 Preferred, $0.048 per share of Series D Preferred and $0.0528 per share of Series D-2 Preferred (each, as adjusted for stock splits, stock dividends or distributions, recapitalizations, and similar events). Such dividends shall not be cumulative, and no right to such dividends shall accrue to holders of the Junior Preferred unless declared by the Board of Directors. Any declared dividends by the Board of Directors shall be declared and calculated based on the original issuance date of each share of Junior Preferred and the respective per annum dividend rate for such share of Junior Preferred. No dividends or other distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, unless at the same time an equivalent dividend with respect to the Junior Preferred Stock has been paid or set apart for payment. Payment of any dividends to the holders of Junior Preferred shall be on a pro rata, pari passu basis in proportion to the dividend rates set forth above for each series of Junior Preferred.

(c)    After the payment or setting aside for payment of the dividends described in Section 1(a) and Section 1(b), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) set aside or paid in any fiscal year shall be set aside or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock had been converted to Common Stock pursuant to the terms of this Certificate of Incorporation immediately prior to such event.

2.    Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Company (a “Liquidation”), either voluntary or involuntary, distributions to the stockholders of the Company shall be made in the following manner:

(a)    (i) The holders of the Series E Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Junior Preferred or the Common Stock by reason of their ownership of such stock, an amount per share equal to the Original Issue Price (as defined below) of the Series E Preferred and all declared but unpaid dividends (if any) on such share of Series E Preferred. If the assets and funds thus distributed among the holders of the Series E Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Series E Preferred in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 2(a)(i). For purposes of this Certificate of Incorporation, the “Original Issue Price” of a series of Preferred Stock shall mean the following (in each case, as adjusted for stock splits, stock dividends or distributions, recapitalizations, and similar events):

Series	Original Issue Price
Series A Preferred	$0.59
Series B Preferred	$0.8822
Series C Preferred	$0.4797
Series C-2 Preferred	$0.5996
Series D Preferred	$0.5996
Series D-2 Preferred	$0.6596
Series E Preferred	$0.2674

(ii)    After giving effect to the provisions of Section 2(a)(i), the holders of the Junior Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock by reason of their ownership of such stock, an amount per share equal to the Original Issue Price specified for such share of Junior Preferred and all declared but unpaid dividends (if any) on such share of Junior Preferred. If the assets and funds thus distributed among the holders of the Junior Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed pro rata among the holders of the Junior Preferred in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 2(a)(ii).

(iii)    After giving effect to the provisions of Section 2(a)(i) and Section 2(a)(ii), all of the assets of the Company shall be distributed to the holders of Preferred Stock and Common Stock pro rata based on the number of shares of Common Stock held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Incorporation immediately prior to such Liquidation; provided, however, that if the aggregate amount which the holders of Preferred Stock are entitled to receive under Sections 2(a)(i)-(iii) exceeds two times the applicable Original Issue Price per share for such series of Preferred Stock plus any dividends declared pursuant to Section 1(a)-(c) but unpaid thereon (the “Maximum Participation Amount”), each holder of Preferred Stock shall be entitled to receive upon such Liquidation the greater of (i) the Maximum Participation Amount and (ii) the amount such holder would have received if all shares of such series of Preferred Stock had been converted into Common Stock immediately prior to such

Liquidation. The aggregate amount which a holder of a share of Preferred Stock is entitled to receive under Section 2(a) is hereinafter referred to as the “Liquidation Amount.”

(iv)    In the event of a Liquidation pursuant to this Section 2, if any portion of the consideration payable to the stockholders of the Company is payable to the stockholders of the Company subject to contingencies (such consideration collectively referred to herein as “Contingent Consideration”), the governing transaction agreement shall provide that (a) the portion of such consideration that is not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 2(a)(i)-(iii) as if the Initial Consideration were the only consideration payable in connection with such Liquidation and (b) any additional consideration which becomes payable to the stockholders of the Company upon satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections 2(a)(i)-(iii) after taking into account (x) the previous payment of (1) the Initial Consideration and (2) any other Contingent Consideration as part of the same transaction and (y) the application of Section 2(a)(iii). For the purposes of the application of Section 2(a)(iii), the value of the Initial Consideration and any Contingent Consideration shall be determined at the time such Initial Consideration or Contingent Consideration, as applicable, are to be legally distributed to the Company’s stockholders as a result of a Liquidation.

(b)    For purposes of this Section 2, unless the Preferred Majority (as defined below) and the Requisite Series E Majority (as defined below) elect otherwise, any of the following shall be treated as a Liquidation (each, a “Deemed Liquidation”): (i) any consolidation, merger or acquisition in which the Company is a constituent party (but excluding any merger effected solely for the purpose of reincorporating into another state), or any other corporate reorganization (including, without limitation, any consolidation, merger or acquisition in which a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger, consolidation or acquisition), in which, in each case, the stockholders of the Company immediately prior to such consolidation, merger, acquisition or reorganization, own less than 50% of the voting power of the surviving or successor entity or its parent immediately after such consolidation, merger, acquisition or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, excluding any consolidation or merger effected solely for the purpose of reincorporating into another state; or (iii) any sale, lease, transfer, exclusive license or other disposition by the Company or any subsidiary or subsidiaries of the Company of all or substantially all of the assets of the Company and its subsidiaries taken as a whole (or, if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by one or more subsidiaries, the sale or disposition (whether by consolidation, merger, conversion or otherwise) of such subsidiaries of the Company or all or substantially all of the assets of such subsidiaries), except where such sale, lease, transfer, exclusive license or other disposition is made to the Company or one or more wholly owned subsidiaries of the Company. Notwithstanding the foregoing, neither (i) the sale and issuance of Series E Preferred pursuant to the Amended and Restated Series E Preferred Stock Purchase Agreement (as may be amended or modified from time to time) dated on or about the date of filing of this Certificate of Incorporation, nor (ii) the transfer by any stockholder of shares of the Company’s capital stock to any third party in a transaction or series of related transactions to which the Company is not a party, shall be a Deemed Liquidation for purposes of this Section 2.

For purposes of this Certificate of Incorporation, (i) the term “Preferred Majority” shall mean the holders of a majority of the then-outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, and (ii) the term “Requisite Series E Majority” shall mean the holders of at least 70% of the then-outstanding shares of Series E Preferred, voting as a separate class.

(c)    Any securities to be delivered pursuant to Section 2(a) above shall be valued as follows:

(i)    securities not subject to investment letter or other similar restrictions on free marketability:

(A)    if traded on a nationally recognized securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three days prior to the closing;

(B)    if actively traded over-the-counter or through an automated dealer quotation system, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30 day period ending three days prior to the closing; and

(C)    if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(ii)    The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs 2(c)(i)(A), (B), or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(d)    In accordance with Section 500 of the California Corporations Code, a distribution can be made without regard to any preferential dividends arrears amount (as defined in Section 500 of the California Corporations Code) or any preferential rights amount (as defined in Section 500 of the California Corporations Code) in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, or (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, in each case as approved by the Board of Directors.

3.    Redemption.

(a)    At the election of the Preferred Majority anytime following May 24, 2023, the Company shall redeem, out of funds legally available therefor, all (but not less than all) outstanding shares of Preferred Stock which have not been converted into Common Stock, in three equal annual installments (each a “Redemption Date”) commencing no earlier than four months and no later than six months after the date on which the Preferred Majority notify the Company in writing of their election to redeem the Preferred Stock hereunder. The Company shall redeem the shares of Preferred Stock by paying in cash an amount per share equal to the applicable Original Issue Price for such series of Preferred Stock, plus 8% per annum of the applicable Original Issue Price calculated from the original issue date of each redeemed share of Preferred Stock (the “Redemption Price”). The number of shares of Preferred Stock that the Company shall be required under this Section 3 to redeem on any one Redemption Date shall be equal to the amount determined by dividing: (a) the aggregate number of shares of Preferred Stock outstanding immediately prior to the Redemption Date by (b) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If the funds legally available for redemption of the Preferred Stock shall be insufficient to permit the payment to such holders of the full respective Redemption Prices, the Company shall effect such redemption (i) first, to the holders of Series E Preferred, until the Redemption Price for the Series E Preferred has been paid in full and (ii) second (and only after the Redemption Price for the Series E Preferred has been paid in full) to the holders of Junior Preferred, pro rata among such holders so that each such holder shall receive a redemption payment equal to a fraction of the aggregate amount available for redemption, (x) the numerator of which is the number of shares of Junior Preferred held by such holder, with each share of Junior Preferred multiplied by the applicable Redemption Price of such share, and (y) the denominator of which is the number of shares of Junior Preferred outstanding multiplied by the Redemption Price of each such outstanding share of Junior Preferred.

(b)    At least 15, but no more than 30 days prior to each Redemption Date, written notice shall be mailed by the Company, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of the Company for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Company, in the manner and at the place designated, the holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided herein, on or after the Redemption Date each holder of Preferred Stock to be redeemed shall surrender to this Company the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, or such holder may notify the Company that such certificates have been lost, stolen, or destroyed and execute an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates, or such agreement and indemnification in the case of a lost certificate, as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c)    From and after the applicable Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Preferred Stock designated for redemption in the Redemption Notice as holders of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to the shares designated for redemption on such date, and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. If the funds of the Company legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Preferred Stock. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Company are legally available for the redemption of shares of Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Company has become obliged to redeem on any Redemption Date, but which it has not redeemed, in each case according to the priority set forth in the last sentence of Section 3(a).

(d)    On or prior to each Redemption Date, the Company may deposit the Redemption Price of all shares of Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of notification from the Company that such holder has surrendered a share certificate, or an agreement and indemnification in the case of a lost certificate, to the Company pursuant to Section 3(c). As of the Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the Company pursuant to this Section 3(d) for the redemption of shares thereafter converted into shares of the Company’s Common Stock prior to the Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any moneys deposited by the Company pursuant to this Section 3(d) remaining unclaimed at the expiration of two years following the Redemption Date shall thereafter be returned to the Company upon its request expressed in a resolution of its Board of Directors.

4.    Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)    Right to Convert.

(i)    Subject to Section 4(b) below, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series of Preferred Stock by the Conversion Price (as defined below) for such series of Preferred Stock in effect at the time of conversion (such quotient, the “Conversion Rate” of such series of Preferred Stock). The “Conversion Price” of each series of Preferred Stock shall initially mean the following amounts, subject to further adjustment as hereinafter provided:

Series	Conversion Price
Series A Preferred	$0.3756
Series B Preferred	$0.4203
Series C Preferred	$0.3573
Series C-2 Preferred	$0.4081
Series D Preferred	$0.4081
Series D-2 Preferred	$0.4336
Series E Preferred	$0.2674

(b)    Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Rate for such series upon the date of the closing (the “Public Offering Closing Date”) of a firm commitment underwritten public offering (the “Public Offering”) pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale to the public of Common Stock for the account of the Company at a public offering price of not less than $0.4011 per share (as appropriately adjusted for stock splits, stock dividends or distributions, recapitalizations, and similar events) and resulting in at least $50,000,000 in cash proceeds to the Company, net of underwriting discounts and commissions (a “Qualified Public Offering”). In addition, (i) each share of Junior Preferred shall automatically be converted into shares of Common Stock at the then-effective Conversion Rate for such series upon the written election of the holders of a majority of the then-outstanding Junior Preferred, voting or consenting together as a single class on an as-converted to Common Stock basis and (ii) each share of Series E Preferred shall automatically be converted into shares of Common Stock at the then-effective Conversion Rate for such series upon the written election of the Requisite Series E Majority.

(c)    Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then-effective Conversion Price for the applicable series of Preferred Stock. If a single holder shall surrender more than one share of Preferred Stock for conversion at the same time, the number of full shares of Common Stock issuable by the Company upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock, or shall notify the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates, and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of

Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid, a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock and payment of any declared but unpaid dividends. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering or the effective date of such written consent, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Notwithstanding the foregoing, in the event of an automatic conversion pursuant to Section 4(b) above, the outstanding shares of the applicable series of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock, or such agreement and indemnification in the case of a lost certificate, are delivered to the Company or its transfer agent as provided above.

(d)    Adjustments for Diluting Issues.

(i)    Special Definitions. For purposes of this Section 4(d), the following definitions shall apply:

(A)    ‘Options’ shall mean rights, options or warrants to subscribe for, purchase, or otherwise acquire either Common Stock or Convertible Securities.

(B)    ‘Original Issue Date’ shall mean the first date to occur on or after the date of filing of this Certificate of Incorporation on which the first share of Series E Preferred was issued.

(C)    ‘Convertible Securities’ shall mean any equity securities (other than the Common Stock) convertible into or exchangeable for Common Stock.

(D)    ‘Additional Shares of Common Stock’ shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii)(B), deemed to be issued) by the Company on or after the Original Issue Date, other than:

(1)    shares of Common Stock actually issued at any time upon conversion of the shares of the Preferred Stock authorized herein or upon conversion of Convertible Securities (including Preferred Stock to be issued upon exercise of warrants exercisable for Preferred Stock);

(2)    shares of Common Stock, Options or Convertible Securities issued at any time to any officer, director or employee of, or any consultant or strategic partner to, the Company pursuant to a plan, agreement or other arrangement approved by the Board of Directors;

(3)    shares of Common Stock or Convertible Securities issued at any time in connection with a business combination approved by the Board of Directors and entered into primarily for a purpose other than for financing purposes, including combinations by merger or asset purchase or other reorganization approved by the Board of Directors and entered into primarily for a purpose other than for financing purposes, which, in each case, financing purposes include without limitation, providing the Company with access to another company’s cash or financing opportunities to finance the Company’s operations;

(4)    shares of Common Stock, Options or Convertible Securities issued at any time in connection with debt financing transactions or equipment lease transactions or other similar transactions that are not primarily equity financing transactions with lenders, customers, vendors, lessors or other commercial or strategic partners, which transactions are approved by the Board of Directors;

(5)    shares of Common Stock or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships, in each case which are not primarily equity financing transactions and which are approved by the Board of Directors;

(6)    shares of Common Stock or Convertible Securities issued at any time as a dividend or distribution on the Preferred Stock, or any event for which adjustment is made pursuant to subparagraph (d)(iv),(v), (vi) or (ix) hereof;

(7)    shares of Common Stock or Preferred Stock issued at any time in connection with a firm commitment public offering pursuant to a registration statement filed with the U.S. Securities and Exchange Commission;

(8)    shares of Series E Preferred issued pursuant to that certain Amended and Restated Series E Preferred Stock Purchase Agreement dated on or about the date of filing of this Certificate of Incorporation, as the same may be amended from time to time; and

(9)    shares of Common Stock or Convertible Securities issued at any time by way of dividend or other distribution on shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (1), (2), (3), (4), (5), (6), (7), (8) or this clause (9), or on shares of Common Stock so excluded.

For the avoidance of doubt, the issuance and sale of shares of Preferred Stock by the Company in a preferred stock financing shall constitute an issuance of “Additional Shares of Common Stock” for purposes of this Section 4 except as otherwise set forth above.

(ii)    Adjustment of Conversion Price upon Issuance of Additional Shares of Common Stock. In the event the Company shall at any time or from time to time on or after the Original Issue Date issue Additional Shares of Common Stock without consideration or for a consideration per share less than the Conversion Price of a series of Preferred Stock as in effect on the date of and immediately prior to such issue, then in such event, the Conversion Price of such series of Preferred Stock shall be reduced, concurrently with such issue, to a price (rounded to the nearest one hundredth of one cent) determined by multiplying such Conversion

Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the then-applicable Conversion Price for such series of Preferred Stock; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that for the purposes of this Section 4(d)(ii), all shares of Common Stock issued or issuable upon conversion of the then outstanding Preferred Stock or other Convertible Securities, or upon exercise of then-outstanding Options, shall be deemed to be outstanding.

(iii)    Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A)    Cash and Property: Such consideration shall:

(1)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company without any deduction for commissions and excluding amounts paid or payable for accrued interest or accrued dividends;

(2)    insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3)    in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(B)    Options and Convertible Securities. In the case of issuance of Options or Convertible Securities, the following provisions shall apply for all purposes of Section 4(d):

(1)    The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability or convertibility or exchangeability, including, without limitation, the passage of time) of such Options shall be deemed to be Additional Shares of Common Stock issued at the time such Options were issued and for a consideration equal to the consideration (determined in the manner provided in subparagraph 4(d)(iii)(A)), if any, received by the Company upon the issuance of such Options plus the exercise price provided in such Options for the Common Stock covered thereby.

(2)    The aggregate maximum number of shares of Common Stock deliverable upon conversion or in exchange for such Convertible Securities or upon the exercise or conversion (assuming the satisfaction of any conditions to exercisability or convertibility or exchangeability, including, without limitation, the passage of time) of any Options or Convertible Securities issued upon exercise or conversion of such Convertible

Securities shall be deemed to be Additional Shares of Common Stock issued at the time such securities were issued or such Options or Convertible Securities were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related Options or Convertible Securities (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related Options or Convertible Securities (the consideration in each case to be determined in the manner provided in subparagraph 4(d)(iii)(A)).

(3)    In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this Company upon exercise or conversion of such Options or Convertible Securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise or conversion of such Options or Convertible Securities.

(4)    Upon the expiration of any such Options or Convertible Securities, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Options and Convertible Securities which remain in effect) actually issued upon the conversion or exchange of such securities or upon the exercise of the Options (but without affecting shares of Common Stock already issued upon conversion of any shares of Preferred Stock already converted).

(5)    The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subparagraphs 4(d)(iii)(B)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subparagraph 4(d)(iii)(B)(3) or (4).

(iv)    Adjustments for Subdivisions or Combinations of or Stock Dividends on Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split or otherwise), into a greater number of shares of Common Stock, or the Company at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock, then the Conversion Rate of each series of Preferred Stock as then in effect shall, concurrently with the effectiveness of such subdivision or stock dividend, be proportionately increased based on the ratio of (A) the number of shares of Common Stock outstanding immediately after such subdivision or stock dividend to (B) the number of shares of Common Stock outstanding immediately prior to such subdivision or stock dividend. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Rate of each series of Preferred Stock as then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased on the same basis.

(v)    Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in (A) securities of the Company or other entities (other than shares of Common Stock and other than as otherwise adjusted in this Section 4 or as otherwise provided in Section 1), (B) evidences of indebtedness issued by the Company or other persons, or (C) assets (excluding cash dividends) or options or rights not referred to in subparagraph 4(d)(iii)(B), then, and in each such event, provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such distribution which they would have received had their shares of Preferred Stock been converted into Common Stock on the date of such event at the then-applicable Conversion Rate and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.

(vi)    Adjustments for Recapitalization, Reclassification, Exchange and Substitution. If at any time or from time to time the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, capital reorganization, reclassification or otherwise (other than a subdivision, combination of shares or merger or sale of assets transaction provided for above or in Section 2(b)), then the Conversion Rate of each series of Preferred Stock as then in effect shall, concurrently with the effectiveness of such recapitalization, reorganization or reclassification, be proportionately adjusted such that each series of Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders thereof would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such series of Preferred Stock immediately before that change. In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization or recapitalization.

(vii)    No Adjustment of Conversion Price. No adjustment of the Conversion Price of the Series A Preferred shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from the holders of at least a majority of the then outstanding shares of Series A Preferred agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment to the Conversion Price of the Series C Preferred or the Series C-2 Preferred shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock without consideration or for a consideration per share less than then-applicable Conversion Price if the Company receives written notice from the holders of at least two-thirds of the then outstanding shares of Series C Preferred and Series C-2 Preferred, voting together as a single class on an as-converted to Common Stock basis, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment of the Conversion Price of the Series E

Preferred shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from the Requisite Series E Majority agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment of the Conversion Price of any series of Preferred Stock other than the Series A Preferred, the Series C Preferred, the Series C-2 Preferred and the Series E Preferred shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from the holders of at least two-thirds of the then outstanding shares of such series of Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(viii)    In the event of a Financing Acquisition Transaction, pursuant to which the Company’s stockholders are to receive securities of another company (the “Issuing Company”) and the Effective Consideration Per Share is less than the Conversion Price of the Series C Preferred, Series C-2 Preferred, Series D Preferred, Series D-2 Preferred or Series E Preferred, as applicable, in effect immediately prior to the consummation of the Financing Acquisition Transaction (the “Closing”), then the Conversion Price of such series in effect immediately prior to the Closing shall be adjusted in a manner consistent with subparagraph (4)(d)(ii); provided that (i) the number of shares of “Additional Shares of Common Stock” issued shall be deemed to be equal to the number of the Issuing Company’s Merger Shares, (ii) the aggregate consideration per share received by the Company shall be deemed to be equal to the Effective Consideration Per Share and (iii) the number of shares of “Common Stock outstanding” as used in subparagraph (4)(d)(ii) shall be deemed to be equal to the number of Consideration Merger Shares, with appropriate corresponding adjustments to the Original Issue Price and the Conversion Price of such series of Preferred Stock (including, without limitation, for purposes of determining (x) if the Effective Consideration Per Share is less than the Conversion Price of the applicable series of Preferred Stock and (y) the resulting Conversion Rate of the applicable series of Preferred Stock). For purposes of this subsection (viii):

(A)    “Combined Entity” shall mean the company issuing shares to the former stakeholders (including, without limitation, stockholders and other equityholders) of the Company pursuant to the Financing Acquisition Transaction.

(B)    “Consideration Merger Shares” shall mean all Outstanding Stock (as defined below) of the Combined Entity to be issued to all former stakeholders (including, without limitation, stockholders and other equityholders) of the Company, as of immediately prior to the Closing, upon the Closing as a result of their holdings in the Company immediately prior to the Closing.

(C)    “Effective Consideration Per Share” shall mean the fair market value of all Outstanding Stock (as defined below) of the Issuing Company (calculated immediately prior to the Financing Acquisition Transaction), which shall be determined in a manner consistent with subsection 2(c), divided by the number of Issuing Company’s Merger Shares.

(D)    “Financing Acquisition Transaction” means a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, which does not constitute a Liquidation or Deemed Liquidation and is entered into primarily for the purpose of financing the Company, which financing purposes include without limitation, providing the Company with access to the Issuing Company’s cash or financing opportunities.

(E)    “Issuing Company’s Merger Shares” shall mean all Outstanding Stock of the Combined Entity to be held by all former stakeholders (including, without limitation, stockholders and other equityholders) of the Issuing Company, as of immediately prior to the Closing, upon the Closing as a result of their holdings in the Issuing Company immediately prior to the Closing.

(F)    “Outstanding Stock” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and other rights to purchase shares of capital stock and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(ix)    Adjustment upon a Triggering Event. Upon the occurrence of a Triggering Event, the Conversion Price of the Series E Preferred shall (unless waived by the Requisite Series E Majority pursuant to written notice delivered to the Company on or before February 15, 2019) automatically be reduced to the price obtained by dividing (a) the Conversion Price of the Series E Preferred as in effect immediately prior to the Triggering Event by (b) 1.25, rounded to the nearest one hundredth of one cent. For the avoidance of doubt, in the event no Triggering Event occurs, this subsection (ix) shall lapse and no adjustment to the Conversion Price of the Series E Preferred shall be made pursuant to this subsection (ix). For purposes of this subsection (ix):

(A)    “Approved IPO” means (a) a Qualified Public Offering or (b) an initial public offering of the Company’s Common Stock that is approved by the Requisite Series E Majority; and

(B)    “Triggering Event” means the failure of the Company to close an Approved IPO on or before February 15, 2019.

(e)    No Impairment. Except as provided in Section 5, the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock.

(f)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price or the Conversion Rate of a series of Preferred Stock pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the respective Conversion Price and Conversion Rate of each series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of each series of Preferred Stock.

(g)    Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Company will take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(h)    Notices of Record Date. In the event that the Company shall propose at any time:

(i)    to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii)    to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii)    to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iv)    to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall send to the holders of the Preferred Stock:

(A)    in the case of the matters referred to in (i) and (ii) above, at least 10 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto and the amount and character of such dividend, distribution or right); and

(B)    in the case of the matters referred to in (iii) and (iv) above, at least 10 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common

Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

Any notice required by the provisions of this Section 4(h) shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient (if not sent during normal business hours, then on the next business day); (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company. Any notice required by the provisions of this Section 4(h) may be shortened or waived prospectively or retrospectively, with respect to any series of Preferred Stock other than the Series E Preferred, by the vote or written consent of the Preferred Majority, and with respect to the Series E Preferred, by the vote or written consent of the Requisite Series E Majority.

5.    Covenants.

(a)    In addition to any other rights provided by law (including the rights of holders of each series of Preferred Stock under §242 of the DGCL), so long as not less than an aggregate of 10,000,000 shares of Preferred Stock (subject to adjustment for stock splits, stock dividends or distributions, recapitalizations and similar events) shall be outstanding, the Company shall not, directly or indirectly, whether by amendment, merger, recapitalization or otherwise, without first obtaining the affirmative vote or written consent of the Preferred Majority:

(i)    amend, waive, alter or repeal any provision of, or add any provision to, the Company’s Certificate of Incorporation or Bylaws in any manner, including if such action would (A) adversely alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of, any of the Preferred Stock in a manner different from other classes of stock; (B) increase or decrease the authorized number of shares of Common Stock or Preferred Stock; or (C) authorize, create or reclassify any class or series of stock (or any security convertible into or exercisable for any class or series of stock) having any rights, preferences, privileges or voting powers senior to or on parity with any series of Preferred Stock;

(ii)    authorize or consummate a Liquidation, Deemed Liquidation or any consolidation, merger, or acquisition by the Company with, into, or of any other corporation or other entity or person;

(iii)    increase or decrease the authorized size of the Company’s Board of Directors;

(iv)    pay or declare any dividend or other distribution on any shares of Common Stock or Preferred Stock;

(v)    redeem or repurchase any shares of Common Stock, except (i) as expressly permitted herein; (ii) as a result of the Company’s exercising its right of first refusal on stockholder transfers as set forth in any agreement between the Company and any holder of its outstanding capital stock; and (iii) from employees or consultants of the Company upon termination of employment or association pursuant to the terms of restrictive stock purchase agreements providing for the repurchase of such shares at the lower of fair market value or cost entered into with such employees or consultants, in each case as approved by the Board of Directors; or

(vi)    create any subsidiary, dispose of any subsidiary or dispose of any material assets of any subsidiary outside of the ordinary course of business.

(b)    In addition to any other rights provided by law, so long as not less than an aggregate of 10,000,000 shares of Preferred Stock (subject to adjustment for stock splits, stock dividends or distributions, recapitalizations and similar events) shall be outstanding, the Company shall not, directly or indirectly, whether by merger or otherwise, without first obtaining the affirmative vote or written consent of the Board of Directors, including a majority of the Preferred Directors:

(i)    enter into any exclusive license not in the ordinary course of business, or any out-license of Company intellectual property or out-license of any intellectual property relating to the Company’s business that is owned or controlled by the Company;

(ii)    enter into any guarantee, endorsement or otherwise become directly or contingently liable on any indebtedness of any other person, firm or other entity;

(iii)    grant a security interest in the assets of the Company (other than in the ordinary course of business);

(iv)    enter into any loan or advance to any officer, director, employee, consultant or any other person, or any subsidiary or other corporation, partnership, person, individual or other entity;

(v)    enter into any transaction with any director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any such person except transactions made in the ordinary course of business and pursuant to reasonable requirements of the Company’s business and upon fair and reasonable terms that are approved by a majority of the Board of Directors;

(vi)    make any material change to the principal business of the Company, or entry into a new principal line of business, or exit from the current principal line of business;

(vii)    hire, fire or change the compensation of the Company’s Chief Executive Officer;

(viii)    authorize new borrowings of the Company in excess of $500,000; or

(ix)    effect any transfer or other conveyance of assets of the Company, other than in the ordinary course of business, if the value of such transfer or conveyance, either individually or in the aggregate, would exceed $50,000.

(c)    In addition to any other rights provided by law, so long as any shares of Series E Preferred remain outstanding, the Company shall not, directly or indirectly, whether by amendment, merger, recapitalization or otherwise, without first obtaining the affirmative vote or written consent of the Requisite Series E Majority:

(i)    amend, alter, waive or repeal any provision of the Company’s Certificate of Incorporation or Bylaws in a manner that would alter or change the powers, preferences or special rights of the Series E Preferred so as to affect them adversely; provided, however, that neither (x) the authorization or issuance of any equity security (including any other security convertible into or exercisable for any such equity security) and/or (y) the inclusion of such equity security in the definition of “Preferred Stock” in the Company’s Certificate of Incorporation or any amendment thereto, shall be deemed to alter or change the powers, preferences or special rights of the Series E Preferred or otherwise require the separate vote or written consent of the holders of the Series E Preferred pursuant to this paragraph;

(ii)    waive, amend, alter or repeal the rights of the holders of Series E Preferred pursuant to Section 6(b) to elect the Series E Director;

(iii)    waive, amend, alter or repeal (a) the definitions of “Requisite Series E Majority,” “Qualified Public Offering” or the Original Issue Price of the Series E Preferred or the use of such terms herein or (b) Section 4(d)(ix);

(iv)    purchase or redeem (or permit any subsidiary to purchase or redeem) (a) any shares of any class of Preferred Stock other than the Series E Preferred or (b) any shares of Common Stock except as permitted by Section 5(a)(v) above;

(v)    reclassify, alter or amend any existing security of the Company that is junior to the Series E Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series E Preferred Stock in respect of any such right, preference or privilege; or

(vi)    increase the number of authorized shares of Series E Preferred Stock.

6.    Voting Rights.

(a)    Holders of the Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock and shall be entitled to vote, together with the holders of Common Stock, with respect to any questions upon which holders of Common Stock have the right to vote. Except as otherwise required by law or by Section 5, the holder of each share of Common Stock issued and outstanding shall have one vote, and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Company having general voting power and not separately as a class. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number. Holders of Common Stock and Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Company representing a majority of the votes represented by all outstanding shares of capital stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

(b)    Election of Directors. The holders of record of the shares of Series E Preferred, voting as a separate class, shall be entitled to elect one director of the Company (the “Series E Director”). The holders of record of the shares of Series C Preferred shall be entitled to elect two directors of the Company (the “Series C Directors”), the holders of record of the shares of Series B Preferred shall be entitled to elect one director of the Company (the “Series B Director”), the holders of record of the shares of Series A Preferred shall be entitled to elect one director of the Company (the “Series A Director,” and together with the Series E Director, the Series C Directors and Series B Director, the “Preferred Directors”). The holders of record of the shares of Common Stock, voting as a separate class, shall be entitled to elect one director (the “Common Director”). Any director elected as provided in the preceding sentences may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. The holders of record of the shares of Common Stock and Preferred Stock, exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Company (the “Remaining Directors”). At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 6(b). Notwithstanding the foregoing, for administrative convenience, the initial Series E Director may also be appointed by the Board in connection with the issuance of Series E Preferred on or about the date of filing of this Certificate of Incorporation without a separate action by the holders of Series E Preferred.

ARTICLE VI.

The Company is to have perpetual existence.

ARTICLE VII.

Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

ARTICLE VIII.

The number of directors which constitute the whole Board of Directors of the Company shall be determined in the manner set forth in the Bylaws of the Company.

ARTICLE IX.

Subject to the provisions of Article V, Section 5(a) herein, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Company.

ARTICLE X.

1.    To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

2.    The Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or any predecessor of the Company, or serves or served at any other enterprise as a director, officer or employee at the request of the Company or any predecessor to the Company.

3.    Neither any amendment nor repeal of this Article X, nor the adoption of any provision of the Company’s Certificate of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.

ARTICLE XII.

Except as provided in the last sentence of Article V, Section 6(b), vacancies created by the resignation of one or more members of the Board of Directors and newly created directorships, created in accordance with the Bylaws of this Company, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.

ARTICLE XIII.

Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Company.

ARTICLE XIV.

The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that any such amendment, alteration, change or repeal shall require the prior written consent of (x) the Preferred Majority, if and to the extent such consent is required under Article V, Section 5(a) and (y) the Requisite Series E Majority, if and to the extent such consent is required under Article V, Section 5(c).

ARTICLE XV.

The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (1) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (2) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, if such holder is not an employee of the Company or of any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be signed by William Newell, its Chief Executive Officer, effective as of July 26, 2018.

SUTRO BIOPHARMA, INC.

By:	/s/ William Newell
William Newell, Chief Executive Officer

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SUTRO BIOPHARMA, INC.

Sutro Biopharma, Inc. (the “Company”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that the following amendment to the Company’s Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on July 26, 2018 (the “Current Certificate”), has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the Company’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the DGCL:

1. The following two paragraphs are hereby added to precede the first paragraph of Article IV of the Current Certificate:

“Contingent and effective upon the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”), every 36.3 outstanding shares of Common Stock will be combined into and automatically, without any further action by the Company or the stockholders thereof, become one outstanding share of Common Stock of the Company (the “Reverse Stock Split”). No fractional share shall be issued in connection with the foregoing combination of the shares pursuant to the Reverse Stock Split. The Company will pay in cash the fair value of such fractional shares, without interest and as determined in good faith by the Board of Directors of the Company when those entitled to receive such fractional shares are determined.

The Reverse Stock Split shall occur automatically without any further action by the holders of Common Stock and whether or not the certificates representing such shares have been surrendered to the Company; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable as a result of the Reverse Stock Split unless the existing certificates evidencing the applicable shares of stock prior to the Reverse Stock Split are either delivered to the Company, or the holder notifies the Company that such certificates have been lost, stolen or destroyed, and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.”

2. The following paragraph is hereby added to follow Article XV of the Current Certificate:

“ARTICLE XVI.

Unless the Company consents in writing to the selection of an alternative forum, the federal district court of the United States, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article XVI.”

3. The foregoing amendment to the Current Certificate has been duly approved by the Company’s Board of Directors in accordance with Sections 141 and 242 of the DGCL.

4. The foregoing amendment to Current Certificate has been duly approved by the Company’s stockholders in accordance with Sections 228 and 242 of the DGCL.

5. This Certificate of Amendment shall be effective upon filing with the Delaware Secretary of State.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this 14th day of September, 2018 and the foregoing facts stated herein are true and correct.

SUTRO BIOPHARMA, INC.

By:	/s/ William J. Newell
Name:	William J. Newell
Title:	Chief Executive Officer